Thermo Electron Reports Cash EPS of $.23 and
                      Internal Revenue Growth of 10 Percent


WALTHAM, Mass., July 25, 2001 - Thermo Electron Corporation (NYSE:TMO) today reported that diluted cash operating EPS rose 28 percent to $.23 for the second quarter of 2001, up from $.18 in the year-ago period. Internal revenue growth was 10 percent, excluding unfavorable foreign currency effects of 3.5 percent. Second quarter cash operating margins rose to 11.6 percent in 2001, from 11.0 percent in 2000.*

        "We're pleased to announce good organic revenue and earnings growth this quarter, particularly in light of the difficult conditions in some of our end markets," said Richard F. Syron, chairman and chief executive officer of Thermo Electron. "We continue to benefit from the strength and breadth of our technologies and the range of industries we serve. All three of our sectors performed very well, with organic growth in revenues and margin improvement across the board. In our Life Sciences sector, we saw particularly strong demand for mass spectrometry systems used for drug discovery and proteomics. In Measurement and Control, we again had double-digit sales growth of compliance instruments that serve the environmental and energy markets. And, in our Optical Technologies sector, we delivered overall organic revenue growth of 20 percent.

         "We have, however, begun to feel the effects of the economic downturn, particularly in the telecommunications and semiconductor industries. In addition, falling interest rates have had a negative effect, given our large cash balances. In light of these factors and the strength of the dollar, we are adjusting our cash operating EPS guidance for the year from $1.00 to a range of $.91 to $.95, and expect to earn $.21 to $.23 in the third quarter. For 2001, we expect organic revenue growth of 7 to 8 percent."

        During the quarter, the company initiated several actions to address changing market dynamics. We took a $37 million pretax charge for cost-saving measures, including the reduction of approximately 600 positions across the company and real estate consolidation, as well as for inventory write-downs - primarily for discontinued product lines, excess telecom inventories at Spectra-Physics, and product redundancies from combining similar businesses. The personnel and facilities reduction will provide estimated annual savings of $25 million. We are also taking steps to further integrate our businesses to take better advantage of synergies across business lines and have reduced the number of divisions from 14 to 10.

        Thermo Electron's revenues for the quarter were $542 million, versus $580 million in 2000. Comparative results were affected by the inclusion in 2000 of businesses subsequently sold, and, to a lesser extent, foreign currency effects. In our discontinued operations, we sold substantially all of the power-generation business for $238 million, and recorded a $16 million aftertax gain.

Life Sciences
Internal revenue growth for the Life Sciences sector was 8 percent for the second quarter, with revenues of $203 million. Growth was driven by increased sales of drug discovery tools, including LC ion trap mass spectrometers, as well as strong sales of liquid-handling products, sample preparation equipment, and rapid point-of-care diagnostic test kits. During the quarter, we began shipments of the new TSQ(R) Quantum triple quadrupole mass spectrometer, designed to address the needs of the drug-metabolism market. In addition, our new sales initiatives in China continue to generate rapid growth in that expanding market. Cash operating income margins for the sector were 15.2 percent for the 2001 quarter, compared with 15.0 percent in 2000. Improved operating performance was offset in part by continued investments in proteomics.

---------------------------------
* Cash operating EPS and cash operating margin, except where otherwise noted, exclude amortization of goodwill and intangibles, restructuring and unusual items, and the results of discontinued operations. Internal revenue growth excludes the effects of foreign currency translation.

Optical Technologies

Internal revenue growth for the Optical Technologies sector was 20 percent for the second quarter, with revenues of $129 million. Growth drivers included increased sales of molecular beam epitaxy systems and solid-state lasers used in industrial, R&D, and life sciences applications. Given the significant slowdown in the semiconductor and telecommunications markets, we expect revenue growth in the sector to deteriorate in the second half of the year. Cash operating income margins for the sector were 9.8 percent for the 2001 quarter, compared with 8.2 percent in 2000. Margins improved significantly on products for the semiconductor industry, offset in part by lower margins at Spectra-Physics.

Measurement and Control

Internal revenue growth in the Measurement and Control sector was 5 percent for the quarter, with revenues of $215 million. Growth was driven by continued strength in environmental-monitoring instruments used in emissions-trading programs and utility plant upgrades, as well as increased spectroscopy sales. This was partially offset by weakness in sales of instruments to the steel and chemical industries. Cash operating income margins increased substantially to
13.5 percent for the quarter, up from 11.8 percent in 2000, due to sales growth and cost-reduction measures initiated in the fall of 2000. Two nonstrategic businesses in the sector have been sold for proceeds of $38 million.

        Thermo Electron will hold its earnings conference call on Thursday, July 26, 2001, at 11 a.m. EDT. To listen, dial 888-872-9028 within the U.S., or 973-633-6740 outside the U.S. A recording of this call will be available until Thursday, August 2, 2001. To listen to the recording, please call 877-519-4471 within the U.S., or 973-341-3080 outside the U.S., and enter code 2669280. At the close of business on Thursday, an audio archive will also be available on www.thermo.com under "Investors."

        Thermo Electron Corporation is a global leader in providing technology-based instruments, components, and systems that offer total solutions for markets ranging from life sciences to telecommunications to food, drug, and beverage production. The company's powerful technologies help researchers sift through data to make discoveries that will fight disease or prolong life. They allow manufacturers to fabricate ever-smaller components required to increase the speed and quality of communications. And they automatically monitor and control online production to ensure that critical quality standards are met safely and efficiently. Thermo Electron, based in Waltham, Massachusetts, reported $2.3 billion in revenues in 2000 and employs approximately 13,000 people worldwide. For more information on Thermo Electron, visit http://www.thermo.com.

The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth under the heading "Risk Factors" in the company's Annual Report on Form 10-K for the fiscal year ended December 30, 2000. These include risks and uncertainties relating to: integration of the company's instrument businesses, the ability to improve internal growth, liquidity and prospective performance of the subsidiaries to be spun off, the company's guarantee of obligations of one of the subsidiaries to be spun off, the effect of exchange rate fluctuations on international operations, potential impairment of goodwill, the need to develop new products and adapt to significant technological change, dependence on customers that operate in cyclical industries, the effect of changes in governmental regulations, and dependence on customers' capital spending policies and government funding policies.